UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM SD
Specialized Disclosure Report
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ERICKSON INCORPORATED
(Exact name of registrant as specified in its charter)
  _________________________

Delaware	001-35482	93-1307561
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS. Employer Identification No.)

5550 SW Macadam Avenue, Suite 200
Portland, Oregon 97239
(Address of principal executive offices, including zip code)

Rachel Streng
(503) 505-5800
(Name and telephone number, including area code, of the person to contact in connection with this report.)
 _________________________
Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:
☒    Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2015.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Erickson Incorporated’s (the “Company” or “we”) Conflict Minerals Report for the calendar year ended December 31, 2015, filed herewith as Exhibit 1.01, is available on our website at www.ericksoninc.com

Item 1.02 Exhibit

The Company has filed a Conflict Minerals Report as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 to this Form SD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Erickson Incorporated
(Registrant)

	/s/ ERIC STRUIK	May 31, 2016
By:	Eric Struik	(Date)
Chief Financial Officer, Vice President

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